Exhibit 10.13 EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 28th day of April, 2021 (the "Effective Date") by and among FB FINANCIAL CORPORATION ("Company"), FIRSTBANK , a Tennessee bank ("Bank"), a wholly owned subsidiary of the Company, and Wilburn ("Wib") J. Evans ("Executive"). Company, Bank, and Executive are sometimes referred to herein collectively as the"Parties," and each is sometimes referred to herein individually as a "Party." BACKGROUND WHEREAS, Executive is currently engaged as an executive officer of the Company and as the President ofFirstBank Ventures, a division of Bank; and WHEREAS, the Parties desire to memorialize the terms and conditions of Executive's employment. NOW, THEREFORE, in consideration of the payments, consents, and acknowledgements described below, in consideration of Executive's employment with Company and Bank, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Parties agree as follows: 1. Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms: (a) "Board of Directors" means, collectively, the board of directors of Company and the board of directors of Bank and, where appropriate, any committee or other designee thereof. (b) "Beneficial Owner" has the meaning given such term in Rule 13d-3 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934. (c) "Cause" means, in the context of the termination of this Agreement by Employer, a good faith determination by the Chief Executive Officer of Company that is agreed to by a majority of the members of the Compensation Committee of the Board of Directors of Company, that any of the following has occurred: (i) conduct by Executive that amounts to willful misconduct, gross neglect, or a material failure to perform Executive's duties and responsibilities hereunder, including prolonged absences without the consent of the Chief Executive Officer of Company unless otherwise excused by law or under Bank's leave policies; provided that the nature of such conduct shall be set forth in a written notice to Executive who shall have 30 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure; (ii) any willful violation of any material law, rule, or regulation applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the FDIC, the Tennessee Department of Financial Institutions, or any other applicable regulatory authority); (iii) the exhibition by Executive of a standard of behavior within the scope of or related to Executive's employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of Company or Bank to

2 Executive is subject; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 30 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure; (iv) any act of fraud, misappropriation, or embezzlement by Executive, whether or not such act was committed in connection with the business of Company and/or Bank; (v) a material breach of this Agreement, including, without limitation, a breach of Section 7 hereof; provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to Executive who shall have 30 business days following delivery of such notice to cure such breach, provided that such breach is, in the reasonable discretion of the Chief Executive Officer of Company, susceptible to a cure; (vi) Executive's conviction of, or Executive's pleading guilty or nolo contendere to with respect to (a) a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime, or lesser offense is connected with the business of Company and/or Bank, or (b) any crime in connection with the business of Company or Bank. (d) "Change in Control of' means and includes any one of following events: (i) any Person becomes a Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the then-outstanding securities of Company eligible to vote for the election of directors ("Company Voting Securities");provided, however, that for purposes of this subsection (i), the following acquisitions of Company Voting Securities shall not constitute a Change in Control: (A) an acquisition by a Principal Shareholder, (B) an acquisition directly or indirectly from the Company, including an acquisition by or through a broker, underwriter, or financial institution acquiring such securities as part of a firm commitment or similar underwriting or distribution process, (C) an acquisition by Company or Bank, (D) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or Bank, or (E) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or (ii) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute Company's Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least a majority of such Board of Directors, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or (iii) the consummation of a reorganization, merger, consolidation, statutory share exchange, or similar form of corporate transaction involving Company or Bank, the sale or other disposition of all or substantially all of Company's assets, or the acquisition of assets or stock of another corporation or other entity (each, a "Transaction"), unless immediately following such Transaction: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Voting Securities immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the voting power of the then-outstanding shares of voting securities of the entity resulting from such Transaction (including, without limitation, an entity which as a result of such Transaction owns Company

3 or all or substantially all of Company's assets or stock either directly or through one or more subsidiaries, the "Surviving Entity") in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding Company Voting Securities, and (B) no person (other than (x) Company or Bank, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board of Director's approval of the execution of the initial agreement providing for such Transaction (any Transaction which satisfies all of the criteria specified in (A), (B), and (C) above shall be deemed to be a "Non-Qualifying Transaction"). as amended. (e) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, (f) "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. (g) "Compensation Committee" means the compensation committee of the board of directors of Company. (h) "Competitive Services" means engaging in the business of commercial and mortgage banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits, as well as the business of providing any other activities, products, or services of the type routinely conducted, offered, or provided by Employer as of or during the two years immediately prior to the Date of Termination. Notwithstanding the above, "Competitive Services" shall not include engaging in the insurance business. (i) "Confidential Information" means any and all data and information relating to Employer, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware because ofExecutive's employment with Employer; (ii) has value to Employer; and (iii) is not generally known outside of Employer. "Confidential Information" shall include, but is not limited to the following types of information regarding, related to, or concerning Employer: trade secrets (as defined by the Tennessee Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data, and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current, and planned research and development; computer aided systems, software, strategies, and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees, and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. "Confidential Information" also includes combinations of information or materials which individually may be generally known outside of Employer, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Employer. In addition to data and information relating to Employer, "Confidential Information" also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Employer by such third party, and that Employer has a duty or obligation to keep confidential. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Employer

4 G) "Date of Termination" means: (i) if Executive's employment is terminated other than by reason of death or Disability, the date of delivery of the Notice of Termination, or any later date specified in such Notice of Termination, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case maybe. (k) "Disability" means a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to Executive by Employer or, if no such coverage is then being provided, the inability of the Executive to perform the essential functions of Executive's job with Employer (as specified in this Agreement), with or without reasonable accommodation, for a period of at least 180 consecutive days as certified by a physician chosen by Executive and reasonably acceptable to the Employer. Notwithstanding the provisions in this Section l(k), Disability for purposes of this Agreement must also be a disability within the meaning of Code Section 409A(a)(2)(A)(ii) and 409A(a)(2)(C) and Treas. Reg. Section 1.409A-3(a)(2). (1) "Employer" means Company and Bank, collectively. (m) "Excise Tax" means any excise tax imposed by Section 4999 of the Code. (n) "FDIC' means the Federal Deposit Insurance Corporation. (o) "Good Reason" shall mean, in the context of the termination of this Agreement by Executive: (i) a material diminution in Executive's title, authority, duties, or responsibilities which is not consented to by Executive in writing; (ii) a material diminution in Executive's base compensation (which includes Executive's Base Salary and target Annual Bonus opportunity) which is not consented to by Executive in writing or made as part of across-the-board compensation reductions affecting all or substantially all similarly-situated employees; (iii) a change in the location of Executive's primary office such that Executive is required to report regularly to an office located outside of a 50-mile radius from the location of Executive's primary office as of the Effective Date, which change is not consented to by Executive in writing; or (iv) a material breach of the terms of this Agreement by Employer. (p) "Notice of Termination" shall mean a written notice delivered by a Party in connection with the termination of this Agreement which (i) indicates the specific termination provision in this Agreement relied upon for such termination, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specifies the Date of Termination. (q) "Material Contact" means contact between Executive and a customer or potential customer of Company or Bank (i) with whom or which Executive has or had substantive dealings on behalf of Company or Bank; (ii) whose dealings with Company or Bank are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of Executive's employment with Employer; or (iv) who receives products or services of Company or Bank, the sale or provision of which directly results or resulted in incentive compensation or commissions for Executive within the two years prior to the Date of Termination. (r) "Parachute Value" of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a "parachute payment" under Section

5 280G(b)(2) of the Code, as determined by the Determination Firm (as defined in Section I0(b)) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. (s) "Payment' shall mean any benefit, payment, or distribution made or given by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise). (t) "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise. (u) "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant. (v) "Principal Shareholder" means James W. Ayers or his designee(s), and shall include any entity that is directly or indirectly affiliated with the Principal Shareholder. (w) "Protected Customer" means any Person to whom Company or Bank has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact during the last 24 months of his employment with Employer. (x) "Protected Work" means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data, and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Executive, or by others working with Executive or under the direction of Executive, during the period of Executive's employment, or conceived, produced or used or intended for use by or on behalf of Employer or its customers. (y) "Restricted Period" means a period of 12 months following the Date of Termination. (z) "Restricted Territory" means the area that includes the radii of 50 miles from both (i) Executive's office in Franklin, Tennessee and (ii) Executive's office in Lexington, Tennessee. () "Restrictive Covenants" means the restrictive covenants contained in Section 7(b through 7G) hereof. (bb) "Retirement" means, for purposes of Section 6(b), Executive's voluntary termination from Employer other than for Good Reason after (i) Executive has attained age 65 or (ii) Executive has attained age 62 and Executive's age and years of service with Employer totals at least 75. 2. Effective Date; Term. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 5 hereof, the close of business on the third anniversary of the Effective Date (the "Initial Term"). The Initial Term and any and all renewal terms, if any, are referred to together herein as the "Term." The third anniversary of the Effective Date is referred to herein as the"Term End Date." Beginning on the initial Term End Date and on each subsequent anniversary of the Term End Date thereafter, the Term shall, without further action by Executive or Employer, be extended by an additional one-year period; provided, however, that either Employer or Executive may cause the Term to cease to extend automatically, by giving written notice to the other not less than 90 days prior to the scheduled expiration of the Term.

6 3. Employment; Extent of Service. Executive is hereby employed on the Effective Date as an executive officer of Company and as President, FirstBank Ventures, a division of the Bank. Executive shall have the duties, responsibilities, and authority commensurate with such position and such other duties as may be assigned by the Chief Executive Officer. During the Term of this Agreement, and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to (i) devote substantially all of Executive's business effort, time, energy, and skill to the business of Employer; (ii) faithfully, loyally, and diligently perform such duties; and (iii) diligently follow and implement all lawful management policies and decisions of Employer that are communicated to Executive. During the Term of this Agreement, Executive shall not, without the consent of Employer, be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with his obligations to Employer under this Agreement. Executive will report directly to the Chief Executive Officer of the Company. 4. Compensation and Benefits. For the avoidance of doubt, the compensation and benefits provided under this Section 4 shall be in consideration of services rendered to both Company and Bank. U!)_ Base Salary. During the Term, Bank shall pay to Executive a base salary at the rate of$260,000 per year ("Base Salary"), less normal withholdings, payable in accordance with Bank's payroll practices. The Compensation Committee shall review Executive's Base Salary annually and may increase the Base Salary based on such review, but may not decrease the Base Salary unless (i) Executive consents in writing to such decrease, or (ii) such decrease is made as part of across-the- board salary reductions affecting all or substantially all similarly-situated employees. Such adjusted salary then shall become Executive's Base Salary for purposes of this Agreement. (hl Retirement Plans. During the Term, Executive shall be entitled to participate in any retirement plans available to other Bank employees similarly situated to Executive ("Peer Executives"), and on the same basis as such Peer Executives, subject to eligibility requirements and terms and conditions of each such plan; provided that nothing herein shall limit the ability of Bank to amend, modify, or terminate any such plans at any time and from time to time. W Long-Term Incentive Plans. During the Term, Executive shall be entitled to participate in any long-term or equity incentive plans available to other Peer Executives, and on the same basis as such Peer Executives, subject to eligibility requirements and terms and conditions of each such plan; provided that nothing herein shall limit the ability of Company and/or Bank to amend, modify or terminate any such plans at any time and from time to time. Subject to the vesting and performance requirements as the Compensation Committee may require, the initial base value of the Executive's potential long-term incentive plan award shall equal $100,000 ("Target Incentive Award''), with a maximum payout of 200% of such amount, which number shall be reviewed by the Compensation Committee annually and adjusted based on such review. @ Annual Bonus. During the Term, Executive shall have an opportunity to participate in any short-term or cash incentive plans available to other Peer Executives and based upon the achievement of performance goals established from year to year by the Compensation Committee of Company (the "Annual Bonus"). Subject to the vesting and performance requirements as the Compensation Committee may require, the initial target value of the Executive's potential Annual Bonus shall equal $420,000, which number shall be reviewed by the Compensation Committee annually and adjusted based on such review. In addition to the Annual Bonus, Executive shall be eligible to participate in the mortgage bonus pool, which shall be based on the profit generated by the Bank's mortgage division and subject to the discretion of the Compensation Committee (the "Mortgage Bonus"). Except as otherwise provided by the Compensation Committee, Executive must be employed by the Company and/or Bank on the date the Annual Bonus and/or Mortgage Bonus, if any, is paid in order to receive such bonus. The Annual Bonus and/or Mortgage Bonus will be paid by March 15 of the year following the year for which such bonus is earned.

7 (e) Welfare Benefit Plans. During the Term, Executive and Executive's eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies, and programs provided by Bank, if any, to the extent available to other Peer Executives and subject to eligibility requirements and terms and conditions of each such plan; provided that nothing herein shall limit the ability of Bank to amend, modify, or terminate any such benefit plans, policies, or programs at any time and from time to time. (f) Expenses. During the Term, and subject to Section 12 hereof, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing Executive's duties and responsibilities under this Agreement, in accordance with the policies, practices, and procedures of Bank to the extent available to other Peer Executives with respect to travel and other business expenses. (g) Disability Insurance. During the Term, Bank shall provide supplemental long- term disability coverage for Executive to the extent necessary to provide total long-term disability coverage equal to 60% of Executive's Base Salary. 5. Termination of Employment. For the avoidance of doubt, if Executive's employment with Company terminates for any reason under this Section 5, Executive's employment with Bank shall be deemed terminated for the same reason, and if Executive's employment with Company terminates for any reason under this Section 5, Executive's employment with Bank shall be deemed terminated for the same reason. (a) Termination upon Death. Executive's employment shall terminate automatically upon Executive's death. For the avoidance of doubt, termination of Executive's employment upon the death of Executive under this Section 5(a) shall not be considered a termination without Cause that would entitle Executive to severance under Section 6(a). (b) Termination by Employer. Employer may terminate Executive's employment during the Term with or without Cause on written notice to Executive, provided that the written notice of termination with respect to a termination without Cause shall be provided at least 30 days prior to the effective date of such termination. (c) Termination by Executive. Executive's employment may be terminated by Executive: (i) at any time for Good Reason, provided that (A) before terminating this Agreement and Executive's employment for Good Reason, (1) Executive shall give notice to Employer of the existence of Good Reason for termination, which notice must be given by Executive to Employer within 90 days of Executive's discovery of the existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination, and (2) Employer shall have 30 days from the date of receipt of such notice to remedy the condition(s) giving rise to Good Reason for termination; and (B) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination; or (ii) at any time without Good Reason, provided that Executive shall give Employer at least 30 days prior written notice of Executive's intent to terminate. (d) Notice of Termination. Any termination by Company and/or Bank with or without Cause and any termination by Executive shall be communicated by Notice of Termination to the other Party(ies) hereto given in accordance with Section 16(e) of this Agreement. The failure by Company and/or

8 Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Company and/or Bank hereunder or preclude the Company and/or Bank from asserting such fact or circumstance in enforcing its rights hereunder. The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing its rights hereunder. 6. Obligations of Employer upon Termination. (a) Resignation for Good Reason; Termination Other Than for Cause, Death, or Disability. During the Term, if (x) Employer terminates Executive's employment other than for Cause, death, or Disability, or (y) Executive terminates employment for Good Reason, then: (i) Bank shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination, the exact payment date to be determined by Bank, Executive's Base Salary through the Date of Termination to the extent not theretofore paid (the "Accrued Salary"); and (ii) subject to Section 12 hereof, Bank shall pay to Executive an amount equal to two times the sum of (A) Executive's then cmTent Base Salary (or, in the case of a termination for Good Reason as defined in Section l(o)(ii), the Base Salary in effect immediately prior to the diminution in Base Salary giving rise to termination), plus (B) the greater of Executive's target Annual Bonus for the fiscal year in which the Date of Termination occurs or Executive's actual Annual Bonus for the fiscal year prior to the fiscal year in which the Date of Termination occurs (such aggregate payment, the"Severance Amount"), payable in approximately equal monthly installments during the 24-month period following the Date of Termination, commencing on the first payroll date to occur after the 60th day following the Date of Termination; provided that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 6(a)(ii) between the Date of Termination and the first payroll date to occur after the 60th day following the Date of Termination; and (iii) if Executive elects to continue participation in any group medical, dental, v1s1on, and/or prescription drug plan benefits to which Executive and/or Executive's eligible dependents would be entitled under COBRA, then for a period of 18 months after the Date of Termination (the "Health Benefits Continuation Period''), Bank shall pay to Executive an amount in cash equal to the COBRA cost of such coverage; provided, however, that (1) that if Executive becomes eligible to receive medical benefits under a program of a subsequent employer or otherwise (including coverage available to Executive's spouse through the spouse's employer), Bank's obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (3) the Bank- paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Executive's income in accordance with applicable rules and regulations; (4) during the Health Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (5) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (6) Executive's rights pursuant to this Section 6(a)(iii) shall not be subject to liquidation or exchange for another benefit. The benefit described in this Section 6(a)(iii) is referred to as the "Health Coverage Benefit;" and

9 (iv) to the extent not theretofore paid or provided, Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract, or agreement of Bank and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any expense reimbursements and accrued but unused vacation (which shall be paid out, if at all, in accordance with Bank's then current written policy regarding accrual and payment for unused vacation pay) (such amounts and benefits shall be hereinafter referred to as the "Other Benefits"). (v) Notwithstanding the foregoing, Bank shall be obligated to provide the Severance Amount and the Health Coverage Benefit only if (A) within 45 days after the Date of Termination Executive shall have executed a separation and full release of claims/covenant not to sue in substantially the form attached hereto as Exhibit A (the "Release Agreement") and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 7 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 7 hereof, then payment of the Severance Amount and the Health Coverage Benefit shall cease immediately upon Executive's breach thereof. (vi) Additionally, unless an award agreement for an equity award granted after the Effective Date of this Agreement expressly states that this provision shall not apply, all of Executive's then outstanding equity-based awards shall not be forfeited on Executive's Date of Termination and shall become fully vested (to the extent not previously vested) on the 60th day after the Date of Termination. In the case of any equity-based awards the scheduled vesting of which is, in whole or in part, contingent upon the achievement of one or more performance goals, such performance goals shall be deemed to be fully achieved at the maximum potential target. The accelerated vesting that occurs pursuant to the terms of this clause (vi) is herein referred to as the "Accelerated Vesting." To the extent necessary, this provision shall be deemed an amendment of each outstanding equity-based award. (b) Termination for Cause; Resignation by Executive other than Resignation for Good Reason; Death. If during the Term Executive's employment is terminated by Employer for Cause, by Executive other than for Good Reason, or in the event of Executive's death, then Employer shall have no further obligations to Executive or Executive's legal representatives under this Agreement, other than for payment of Accrued Salary which shall be paid to Executive or Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and payments of Other Benefits, as applicable. Notwithstanding the above, if Executive's employment is terminated by Executive's death or upon Executive's Retirement, Executive's then outstanding equity- based awards shall be subject to the Accelerated Vesting as provided Section 6(a)(vi). (c) Non-Renewal of Agreement. (i) If Employer elects not to renew the Term pursuant to Section 2 hereof, and within the 12 months following the expiration of such Term (the "Non-Renewal Hold Periotf'), Employer terminates Executive's employment other than for Cause, death, or Disability, then, notwithstanding the expiration of the Term and subject to Section 12 hereof, Bank shall pay to Executive the Severance Amount, payable pursuant to the payment schedule set forth in Section 6(a)(ii) hereof, and the Health Coverage Benefit as set forth in Section 6(a)(iii) ("Non-Renewal Severance"). Additionally, any unvested equity awards held by Executive shall be subject to Accelerated Vesting as and to the extent set forth in Section 6(a)(vi). Notwithstanding the foregoing, Bank shall be obligated to provide the Severance Amount and Health Coverage Benefit only if (A) within 45 days after the Date of Termination Executive shall have executed the Release Agreement and such Release Agreement shall not have been revoked within the revocation period

10 specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 7 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 7 hereof, then payment of the Severance Amount shall cease immediately upon Executive's breach thereof. At the conclusion of the Non-Renewal Hold Period, if Employer has not paid or become obligated to pay Non-Renewal Severance, then the restrictions contained in Section 7(c) shall not apply in the event of Executive's subsequent termination of employment. (ii) If Executive elects not to renew the Term pursuant to Section 2 hereof, and following the expiration of such Term, Executive's employment with Employer terminates, then Employer shall have no further obligations to Executive or Executive's legal representatives under this Agreement, other than for payment of Accrued Salary which shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination, and payment or provision of Other Benefits, as applicable. (d) Termination for Disability. During the Term, if Employer terminates Executive's employment for Disability of Executive, then Employer shall give Executive 30 days' prior notice of its intent to terminate and Executive's employment shall terminate on the 30th day after receipt of such notice (the "Disability Effective Date"), in which event, Bank shall pay to Executive a lump sum amount equal to six months of the Executive's then current Base Salary, plus one-half of the Target Annual Bonus for the fiscal year in which the Disability Effective Date occurs, with such amount payable in a lump sum in cash within 30 days after the Date of Termination, the exact payment date to be determined by Bank. (e) Termination following a Change in Control. If, within 12 months following a Change in Control, (x) Employer (or any successor to Employer) terminates Executive's employment other than for Cause, or (y) Executive terminates employment for Good Reason, then: (i) Bank (or its successor) shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination, the exact payment date to be determined by Bank, Executive's Accrued Salary; (iii) subject to Section 12 hereof, Bank (or its successor) shall pay to Executive an amount equal to the Severance Amount, payable in a lump sum in cash on the 60th day following the Date of Termination; (iii) if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive's eligible dependents would be entitled under COBRA, then during the Health Benefits Continuation Period, Bank (or its successor) shall pay to Executive the Health Coverage Benefit; (iv) to the extent not theretofore paid or provided, Bank (or its successor) shall timely pay or provide to Executive any Other Benefits. (v) Notwithstanding the foregoing, Bank (or its successor) shall be obligated to provide the Severance Amount and the Health Coverage Benefit only if(A) within 45 days after the Date of Termination Executive shall have the Release Agreement and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 7 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 7 hereof, then payment of the Severance Amount and the Health Coverage Benefit shall cease immediately upon Executive's breach thereof.

11 (vi) Additionally, any unvested equity awards held by Executive shall be subject to Accelerated Vesting as and to the extent set forth in Section 6(a)(vi). (t) Resignations. If Executive is a member of the board of directors of Company, the board of directors of Bank, or the board of directors of any subsidiary of Company or Bank, then termination of Executive's employment hereunder for any reason whatsoever shall constitute Executive's resignation from such boards of directors and as resignation as an officer of Bank, Company, and of any of the subsidiaries for which Executive serves as an officer. 7. Restrictive Covenants. For the avoidance of doubt, the Restrictive Covenants contained in this Section 7, as well as any other provisions of this Agreement necessary to interpret or enforce the Restrictive Covenants, shall survive termination of this Agreement and/or termination of Executive's employment for any reason, and shall continue to be in full force and effect in accordance with their terms. (a) Acknowledgments. (i) Condition of Employment and Other Consideration. Executive acknowledges and agrees that Executive has received good and valuable consideration for entering into this Agreement. (ii) Access to Confidential Information, Relationships, and Goodwill. Executive acknowledges and agrees that Executive is being provided and entrusted with Confidential Information, including highly confidential customer information that is subject to extensive measures to maintain its secrecy by Employer, is not known in the trade or disclosed to the public, and would materially harm Employer's legitimate business interests if it was disclosed or used in violation of this Agreement. Executive also acknowledges and agrees that Executive is being provided and entrusted with access to Employer's customer and employee relationships and goodwill. Executive further acknowledges and agrees that the Employer would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Executive's execution of and compliance with this Agreement. Executive further acknowledges and agrees that the Employer's Confidential Information, customer and employee relationships, and goodwill are valuable assets of Employer and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement. (iii) Potential Unfair Competition. Executive acknowledges and agrees that as a result of Executive's employment with Employer, Executive's knowledge of and access to Confidential Information, and relationships with Employer's customers and employees, Executive would have an unfair competitive advantage if Executive were to engage in activities in violation of this Agreement. (iv) Voluntary Execution. Executive acknowledges and affirms that Executive has executed this Agreement voluntarily, has read this Agreement carefully, and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened, or intimidated into signing this Agreement. (b) Restriction on Disclosure and Use of Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive's own behalf or on behalf of any Person other than Employer, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by Employer to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential

12 Information. Executive further agrees to fully cooperate with Employer in maintaining the Confidential Information to the extent permitted by law. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide Employer with prompt notice of such requirement so that Employer may seek an appropriate protective order prior to any such required disclosure by Executive. Executive understands and acknowledges that nothing in this section limits Executive's ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Executive, on Executive's behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of Employer to make any such reports or disclosures and shall not be required to notify Employer that Executive has made such reports or disclosures. In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (c) Non-Competition. Except as provided herein, Executive agrees that, during the Restricted Period, Executive will not, without prior written consent of Employer, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on Executive's own behalf or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided that nothing herein shall prohibit Executive from being a passive owner of not more than five percent of the outstanding securities of any publicly traded company engaged in the Competitive Services, so long as Executive does not serve on the board of directors of such company and does not engage in the management of such company. The restrictions contained in this Section 7(c) shall not apply in the event that the Date of Termination occurs in connection with or subsequent to a Change in Control. (d) Non-Solicitation of Protected Customers. Executive agrees that, during the Restricted Period, Executive shall not, without the prior written consent of Employer, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, or attempt to solicit or divert a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services. (e) Non-Recruitment of Employees and Independent Contractors. Executive agrees that during the Restricted Period, Executive shall not, without the prior written consent of Employer, directly or indirectly, whether on Executive's own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee or individual independent contractor of Employer to terminate an employment relationship with Employer or to enter into employment or independent contractor relationship with Executive or any such other Person. Notwithstanding the foregoing, the provisions of this Section 7(e) shall not be violated by general advertising or solicitation not specifically targeted at employees or independent contractor of Employer, or actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the

13 matter and has not identified such employee for soliciting or hiring and has not provided any information regarding the employee's qualifications. (f) Proprietary Rights. (i) Ownership and Assignment of Protected Works. Executive agrees that any and all Confidential Information and Protected Works are the sole property of Employer, and that no compensation in addition to Executive's compensation hereunder is due to Executive for development or transfer of such Protected Works. Executive agrees that Executive shall promptly disclose in writing to Employer the existence of any Protected Works. Executive hereby assigns and agrees to assign all of Executive's rights, title, and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to Employer. Executive shall not be entitled to use Protected Works for Executive's own benefit or the benefit of anyone except Employer without written permission from Employer and then only subject to the terms of such permission. Executive further agrees that Executive will communicate to Employer any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Employer. Executive agrees that Executive will not oppose or object in any way to applications for registration of Protected Works by Employer or others designated by Employer. Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to Employer for all damages and expenses, including reasonable attorneys' fees, if Protected Works are made available to third parties by Executive without the express written consent of Employer. Anything herein to the contrary notwithstanding, Executive will not be obligated to assign to Employer any Protected Work for which no equipment, supplies, facilities, or Confidential Information of Employer was used and which was developed entirely on Executive's own time, unless (A) the invention relates (1) directly to the business of Employer, or (2) to the Employer's actual or demonstrably anticipated research or development; or (B) the invention results from any work performed by Executive for Employer. Executive likewise will not be obligated to assign to Employer any Protected Work that is conceived by Executive after Executive leaves the employ of Employer, except that Executive is so obligated if the same relates to or is based on Confidential Information to which Executive had access by virtue of employment with Employer. Similarly, Executive will not be obligated to assign any Protected Work to Employer that was conceived and reduced to practice prior to Executive's employment with Employer, regardless of whether such Protected Work relates to or would be useful in the business of Employer. Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by Executive prior to his employment with Employer. (ii) No Other Duties. Executive acknowledges and agrees that there is no other contract or duty on the part of Executive now in existence to assign Protected Works to anyone other than Employer. (iii) Works Made for Hire. Employer and Executive acknowledge that in the course of Executive's employment with Employer, Executive may from time to time create for Employer copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork, or other copyrightable material, or portions thereof, and may be created within or without Employer's facilities and before, during or

14 after normal business hours. All such works related to or useful in the business of Employer are specifically intended to be works made for hire by Executive, and Executive shall cooperate with Employer in the protection of Employer's copyrights in such works and, to the extent deemed desirable by Employer, the registration of such copyrights. (h) Return of Materials. Executive agrees to not retain or destroy (except as set forth below), and to immediately return to Employer on or prior to the Date of Termination, or at any other time Employer requests such return, any and all property of Employer that is the possession of Executive or subject to Executive's control, including, but not limited to, keys, credit and identification cards, equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to Employer and its business (regardless of form, but specifically including all electronic files and data of Employer), together with all Protected Works and Confidential Information belonging to Employer or that Executive received from or through his employment with Employer. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in Executive's possession or control that belong to Employer, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time Employer requests, Executive shall (i) provide Employer with an electronic copy of all of such files or information (in an electronic format that readily accessible by Employer); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non- Employer-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to Employer that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. (i) Enforcement of Restrictive Covenants. For the avoidance of doubt, nothing in this Section 7(i) limits the remedies available to Employer under Section 14 hereof. (i) Rights and Remedies Upon Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches any of the Restrictive Covenants, Employer shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to Employer and that money damages would not provide an adequate remedy to Employer. Executive understands and agrees that if he materially violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. If Employer does not substantially prevail in such litigation, the Restricted Period shall be deemed to have continued to run during the litigation. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity. Employer's ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction. (ii) Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive

15 Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants, or any other provision of this Section 7, be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of Employer's legitimate business interests and may be enforced by Employer to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable. G) Existing Covenants. Executive represents and warrants that Executive's employment with Employer does not and will not breach any agreement that Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Executive will not disclose to Employer or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive. (k) Disclosure of Agreement. Executive acknowledges and agrees that, during the Restricted Period, Executive will disclose the existence and terms of the Protective Covenants in Section 7 of this Agreement to any prospective employer or business partner, within the Restricted Territory prior to entering into an employment, partnership, or other business relationship with such prospective employer or business partner. Executive further agrees that Employer shall have the right to make any such prospective employer or business partner of Executive within the Restricted Territory aware of the existence and terms of the Protective Covenants in Section 7 of this Agreement. 8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any employee benefit plan, program, policy, or practice provided by Employer and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, or program of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, or program except as explicitly modified by this Agreement. 9. Full Settlement; No Mitigation. Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. For the avoidance of doubt, nothing in this Section 9 shall impact Employer's remedy ofrecoupment set forth in Section 14 hereof. 10. Mandatory Reduction of Paymeilts in Certain Events. (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any Payment would, if paid, be subject to any Excise Tax, then, prior to the making of any Payments to or for the benefit of Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value

16 to actual present value of such Payments as of the date of a Change in Control, as determined by the Determination Firm (as defined below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. (b) All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to Employer and Executive (the "Determination Firm") which shall provide detailed supporting calculations to Employer and Executive within 15 business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by Employer. All fees and expenses of the Determination Firm shall be borne solely by Employer. Any determination by the Determination Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section l0(a), could have been made without the imposition of the Excise Tax ("Underpayment"), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises. (c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect. In the event the provisions of Code Section 280G and 4999 are modified, this Section 10 shall be modified accordingly. 11. Successors. (a) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. (b) This Agreement can be assigned by Company and/or Bank only to a subsidiary or successor and shall be binding and inure to the benefit of Company and Bank, and their successors and assigns. The Company and/or Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. 12. Code Section 409A. (a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor Bank, nor their directors, officers, employees, or advisers, shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. (b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation

17 for purposes of Section 409A of the Code ("Non-Exempt Deferred Compensation") would otherwise be payable or distributable hereunder, or a different form of payment of such Non- Exempt Deferred Compensation would be effected, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such payment event meet any description or definition of"change in control event" or "separation from service," as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation termination of employment, however defined. If this provision prevents the payment or distribution of any Non- Exempt Deferred Compensation, or the application of a different form of payment, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event. (c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive's separation from service during a period in which Executive is a specified employee (as determined by Employer in accordance with Section 409A of the Code and Treasury Regulations§ l.409A-3(i)(2)), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3G)(4)(ii) (domestic relations order), G)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six- month period immediately following Executive's separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive's separation from service (or, if Executive dies during such period, within 30 days after Executive's death) (in either case, the "Required Delay Perioff'); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. (d) Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including but not limited to Section 6, shall be considered a separate payment, as described in Treas. Reg. Section l.409A-2(b)(2), for purposes of Section 409A of the Code. (e) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive's execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non- Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, Employer may elect to make or commence payment at any time during such period. (t) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive's federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. (g) Permitted Acceleration. Employer shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

18 13. Regulatory Action. (a) If Executive is removed and/or permanently prohibited from participating in the conduct of Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act ("FD/A") (12 U.S.C. 1818(e)(4) and (g)(l)), all obligations of Employer under this Agreement shall terminate, as of the effective date of such order. (b) If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(l) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(l)), all obligations of Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall reinstate (in whole or in part) any of its obligations which were suspended. (c) If Bank is in default (as defined in Section 3(x)(l) of the FDIA), all obligations under this Agreement shall tenninate as of the date of default. (d) All obligations under this Agreement shall be terminated, except to the extent a detennination is made that continuation of the Agreement is necessary for the continued operation of Bank (1) by the director of the FDIC or his or her designee (the "Director"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Bank when Bank is determined by the Director to be in an unsafe and unsound condition. 14. Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Executive by Employer shall be subject to any written compensation recoupment policy that the Compensation Committee may adopt from time to time that is applicable by its terms to Executive. In addition, the Compensation Committee may specify in any written documentation memorializing an incentive award that Executive's rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to: (i) termination of employment for Cause, (ii) violation of material Company or Bank policies, (iii) breach of noncompetition, confidentiality, or other restrictive covenants, (iv) other conduct by Executive that is detrimental to the business or reputation of the Employer, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Executive caused or contributed to such material inaccuracy. The reduction, cancellation, forfeiture, and recoupment rights associated with any equity awards or similar awards granted to Executive, if any, shall be as provided in the award certificate memorializing any such award. 15. Indemnification. Employer shall indemnify Executive for liabilities incurred by Executive while acting in good faith as an officer to the fullest extent provided for any other officer of Employer. To the extent that Employer maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer of Employer. 16. Miscellans:ous. (a) Applicable Law; Consent to Arbitration. Employer and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the headquarters

19 location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction (b) Non-Duplication. Notwithstanding anything to the contrary in this Agreement, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any general severance policy or other severance plan maintained by Employer (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation, or similar plan or agreement which may contain provisions operative on a termination of Executive's employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). (c) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. (d) Amendments. This Agreement may not be amended or modified otherwise than- by a written agreement executed by the Parties or their respective successors and legal representatives. (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party(ies) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to Executive: On file with Bank Ifto Company and/or Bank: 211 Commerce Street Suite 300 Nashville, Tennessee 37201 Attention: General Counsel or to such other address as a Party shall have furnished to the other Party(ies) in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. (f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. (g) Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. (h) Waivers. Failure of any Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver. (i) Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the Parties relating to the subject matter of this Agreement, including but not limited to any prior discussions, understandings, letters, and/or agreements between the Parties, written or oral, at any time (expressly including, but not limited to, any confidentiality, non-solicitation, non-recruitment, and/or non-competition agreements Executive has previously entered into with Bank or Company); provided, however, that the foregoing shall not be construed to limit any restrictive covenants set forth in an equity award agreement entered into by the Executive after the Effective Date.

20 G) Construction. The Parties understand and agree that because they have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any Party. (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. (l) Survival. The rights and obligations of the Parties under Sections 6, 7, 10, 12, 14, 15, 16 shall survive the expiration and/or termination of this Agreement and the termination of Executive's employment hereunder for the periods expressly designated in such sections or, if no such period is designated, for the maximum period permissible under applicable law. [signature page follows]

21 [N WITNESS WHEREOF, the Parties hereby signify their agreement to these terms by their signatures below, as of the date written on the first page of this Agreement. WILBURN (WIB) J. EVANS Wilburn (Wib) J. Evans FIRSTBANK Christopher T. Holmes President and Chief Executive Officer FB FINANCIAL CORPORATION Christopher T. Holmes President and Chief Executive Officer [Evans - Employment Agreement Signature Page]

21 IN WITNESS WHEREOF, the Parties hereby signify their agreement to these terms by their signatures below, as of the date written on the first page of this Agreement. WILBURN (WIB) J. EVANS Wilburn (Wib) J. Evans ______________________________________ Christopher T. Holmes President and Chief Executive Officer FB FINANCIAL CORPORATION President and Chief Executive Officer [Evans - Employment Agreement Signature Page]

22 Exhibit A

23 Exhibit A - Form of Release SEPARATION AGREEM_ENT THIS SEPARATION AGREEMENT (the "Agreemenf') is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between FB Financial Corporation (the "Holding Company"), FirstBank, a Tennessee bank and wholly-owned subsidiary of the Holding Company (the "Bank" and, together with the Holding Company, the "Company") and Wilburn ("Wib") J. Evans ("Executive"). Together, the Company, the Bank and Executive may be referred to hereinafter as the "Parties". In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company, the Bank and Executive agree as follows: 1. Separation from Employment. Executive's employment with Company and Bank ended on [ ] (the "Termination Date"). To the extent not already paid to Executive, within 30 days of the Termination Date, the Bank shall pay to Executive (a) all accrued but unpaid Base Salary (as defined in the Employment Agreement among the Parties) through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Bank policy prior to the Termination Date; and (c) to the extent required by the Bank's policy regarding accrual and payment for unused vacation pay, cash in lieu of any accrued but unused vacation through the Termination Date. Additionally, the Bank shall timely pay to Executive any benefits accrued or payable to Executive under the Bank's benefit plans (in accordance with the terms of such benefit plans). Executive will receive by separate letter information regarding Executive's rights regarding continuation of health insurance under Section 4980B of the Internal Revenue Code ("COBRA"), and to the extent that Executive has such rights, nothing in this Agreement will change or impair those rights. 2. Separation Obligations of the Company. In consideration of Executive's promises contained in this Agreement, the Company agrees to provide the severance as set forth in Section 6 of the Employment Agreement (as defined in Paragraph 7 hereof), subject to the requirements and limitations set forth therein. The Parties acknowledge and agree that the payments and benefits set forth in this Paragraph 2 exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the payments and benefits set forth in this Paragraph 2 constitute good, valuable, and sufficient consideration for Executive's release and agreements herein. The Company's obligation to provide the payments and benefits set forth in this Paragraph 2 is expressly contingent on Executive executing and not revoking this Agreement pursuant to Paragraph 6 below. The Bank's obligation to make the payments set forth herein shall cease upon Executive's breach of this Agreement or the surviving provisions of Executive's Employment Agreement as provided in Paragraph 7 below. 3. General Re_lease of Claims and Covenant Not To Sue. a. General Release of Claims. In consideration of the payments made to Executive by the Bank and the promises contained in this Agreement, Executive on behalf of himself and Executive's agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the "Releasees") from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which Executive may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that Executive may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This release includes, but is not limited to, claims arising under federal, state, or local laws prohibiting

24 employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company's rights to terminate its employees or to take any other employment action, whether statutory, contractual, or arising under common law or case law. Executive specifically acknowledges and agrees that Executive is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. For the avoidance of doubt, notwithstanding the above, Executive does not release Releasees from (i) any rights or claims based on events that occur after Executive executes this Agreement or (ii) any rights or claims arising under this Agreement, including without limitation any rights to benefits accrued or payable to Executive under the Company's benefit plans. b. Covenant Not to Sue. Except as expressly set forth in Paragraph 4 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. c. Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement (including any benefits accrued or payable to Executive under the Bank's benefit plans (in accordance with the terms of such benefit plans)), the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that Executive is doing so knowingly and voluntarily, that Executive understands that Executive may be releasing claims Executive may not know about, and that Executive is waiving all rights Executive may have had under any law that is intended to protect Executive from waiving unknown claims. Executive warrants that Executive has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim that Executive is releasing in this Parag@Q_h 3. 4. Protected Rights. Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission ("Government Agencies"). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive's behalf, or by any other individual. However, based on Executive's release of claims set forth in Paragraph 3 of this

25 Agreement, Executive understands that Executive is releasing all claims that Executive may have, as well as, to the extent permitted by applicable law, Executive's right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim Executive is releasing under this Agreement. 5. Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, Executive of Executive's opportunity to consult an attorney or other advisor and has not in any way discouraged Executive from doing so. Executive expressly acknowledges and agrees that Executive has been offered at least [21] days to consider this Agreement before signing it, that Executive has read this Agreement and Release carefully, and that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive's choosing concerning the execution of this Agreement. Executive acknowledges and agrees that Executive fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that Executive is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 3. 6. Revocation and Effective Date. The Parties agree Executive may revoke the Agreement at will within seven days after Executive executes the Agreement by giving written notice of revocation to Company. Such notice must be delivered to [ ] and must actually be received by [ ] at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Executive revokes the Agreement within the revocation period described in this Paragraph 6, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the "Effective Date") shall be the eighth day after the day on which Executive executes this Agreement. 7. Termination of Employment Agreement; Survival of Protective Covenants. Executive acknowledges and agrees that the Employment Agreement executed by the Parties on or about [ ] (the "Employment Agreement") is hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement;provided, however, that Sections 6, 7, 9, 10, 12, 14, 15, and 16 shall survive and remain in full force and effect in accordance with their terms. 8. Confidentiality of Agreement. Executive agrees not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement or the benefits Executive is receiving under this Agreement to anyone other than a member of Executive's immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person's violation of this confidentiality requirement will be treated as a violation of this Agreement by Executive. This Paragraph 8 does not prohibit Executive from disclosing the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that has been filed by the Company with the Securities and Exchange Commission and is publicly available or that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency. 9. Final Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 7 above. The Parties agree that this Agreement may not be modified except

26 by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. I0. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Tennessee without giving effect to its conflict oflaw principles. 11. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. 12. No Reemployment. Executive agrees that by signing this Agreement, Executive relinquishes any right to employment or reemployment with the Company or any of the Releasees. Executive agrees that Executive will not seek, apply for, accept, or otherwise pursue employment with the Company or any of the Releasees, and acknowledges that if Executive reapplies for or seeks employment with the Company or any of the Releasees, the Company's or any of the Releasees' refusal to hire Executive based on this Paragraph 12 shall provide a complete defense to any claims arising from Executive's attempt to obtain employment. The Parties hereby signify their agreement to these terms by their signatures below. EXECUTIVE Wilburn ("Wib") J. Evans Date: FB FINANCIAL CORPORATION Name: Title: Date: FIRSTBANK Name: Title: Date: